Exhibit 99.1

FOR IMMEDIATE RELEASE

GEORGIA GULF REJECTS UNSOLICITED PROPOSAL

FROM WESTLAKE CHEMICAL

ATLANTA — January 16, 2012 — Georgia Gulf Corporation (NYSE: GGC) announced today that its Board of Directors has rejected Westlake Chemical Corporation’s unsolicited proposal to acquire Georgia Gulf for $30.00 per share.

“The Georgia Gulf Board and management team are committed to enhancing value for all stockholders and as such we have carefully reviewed Westlake’s unsolicited proposal,” said Paul Carrico, President and Chief Executive Officer.  “After careful consideration, Georgia Gulf’s Board determined that Westlake’s proposal is financially inadequate and not in the best interest of Georgia Gulf stockholders. We believe the Westlake proposal is an opportunistic attempt to acquire the Company’s uniquely positioned assets as we recover from an unprecedented downturn in the industries we serve and a volatile public equity market, and thereby deprive our stockholders of the Company’s inherent value.”

Georgia Gulf communicated its response in a letter to Albert Chao, President and Chief Executive Officer of Westlake, the text of which follows:

“Notwithstanding that your January 13th letter merely reiterated your unsolicited September 20th proposal to acquire Georgia Gulf for $30.00 per share, the Georgia Gulf Board of Directors once again carefully reviewed your proposal with the assistance of financial and legal advisors in light of developments since last autumn.  In doing so, the Georgia Gulf Board again determined that your proposal is financially inadequate and not in the best interest of Georgia Gulf stockholders.

“The Georgia Gulf Board considered a number of factors in rejecting your proposal, including:

•                  The Board believes your proposal takes advantage of a dislocation in public market valuations in order to deprive Georgia Gulf stockholders of the intrinsic value in their investment.  At the time of your initial approach in September, Georgia Gulf’s common stock was valued at just 4.5 x enterprise value to Wall Street’s consensus one-year-forward EBITDA estimate, and its share price had contracted 54% compared to its 52-week high of $40.59 per share just a few months earlier.  We believe the public market valuation at the time of your initial approach was an aberration driven by the global economic uncertainty taking place during the third and fourth quarters of 2011.  In fact, as you are well aware, market valuations in our industry have begun to recover, with Georgia Gulf’s share price appreciating over 30% since you made your initial proposal.  We believe our outperformance of Westlake and other companies in our peer group over that period is a recognition of the unique value and economic leverage of an investment in Georgia Gulf.

•                  The Board believes that Georgia Gulf is well positioned for value creation for its stockholders.  We believe the Westlake proposal undervalues the Company by failing to acknowledge Georgia Gulf’s significant ability to leverage improving global PVC demand and its access to comparatively low-cost U.S. shale gas. These factors, along with our highly integrated asset base and our logistical abilities to access key export markets, provide Georgia Gulf with an opportunity to significantly outperform going forward. Our uniquely situated assets and focused business model, combined with the rapidly developing U.S. shale gas infrastructure, should serve to multiply our profitability with any recovery in economic demand. Additionally, it should be noted that even in an environment of historically low economic activity, Georgia Gulf today is generating near-record levels of adjusted EBITDA and strong free cash flow.

•                  The Board believes your proposal is not compelling by any metric.  Westlake’s proposal reflects only a 23% premium to Georgia Gulf’s trading price of $24.48 per share on the last trading day prior to Westlake’s public proposal. The proposal also represents a discount of 26% to our 52-week high.  In addition to not reflecting Georgia Gulf’s standalone value, we believe that the proposal clearly does not reflect any of the potentially large synergies that would accrue only to Westlake stockholders and, in particular, the Chao family as the approximately 70% controlling stockholder of Westlake.  In short, nothing in your proposal can be viewed as compelling when compared to relevant benchmarks and, most importantly, to what we view as appropriate value for Georgia Gulf stockholders.

“Georgia Gulf also believes that the statements in your January 13th letter that we were unwilling to provide information or enter into substantive discussions with you are simply not true. Indeed, despite your inadequate and highly opportunistic proposal, we have repeatedly told you we would be willing to engage in discussions with you to demonstrate the substantial underlying value of Georgia Gulf, and provide you with confidential information, provided that Westlake signed a customary confidentiality agreement that would protect Georgia Gulf’s legitimate interests.

“Following receipt of your September 20th letter, and over a more than three-month period, we engaged with you and your legal advisors to negotiate such a confidentiality agreement.  The idea that we would have these sorts of highly sensitive discussions with a substantial direct competitor without the protection of a standard confidentiality agreement is neither customary nor acceptable to the Georgia Gulf Board. Yet you refused to sign the agreement and were unable or unwilling to provide a coherent reason why. In late December, and at our suggestion, we traveled to Houston to meet with you in person, where it became apparent to us that you were not interested in engaging in substantive discussions. Simply put, it was Westlake’s refusal to enter into a standard confidentiality agreement that prevented discussions from moving forward. We now believe that Westlake’s plan all along was simply to take advantage of Georgia Gulf’s temporarily depressed share price, as demonstrated by Westlake’s accumulation of a large position in Georgia Gulf’s common stock. Your mischaracterization of our discussions to date combined with your public announcement of a proposal that significantly undervalues Georgia Gulf leads us to the conclusion that your desire was to circumvent our good faith efforts over the last several months.”

Georgia Gulf Advisors

Barclays Capital and J.P. Morgan are serving as Georgia Gulf’s financial advisors and Jones Day and Richards, Layton & Finger are acting as legal counsel.

About Georgia Gulf

Georgia Gulf Corporation is a leading, integrated North American manufacturer of two chemical lines, chlorovinyls and aromatics, and manufactures vinyl-based building and home improvement products. The company’s vinyl-based building and home improvement products, marketed under the Royal Building Products and Exterior Portfolio brands, include window and door profiles, mouldings, siding, pipe and pipe fittings, and deck, fence and rail products. Georgia Gulf, headquartered in Atlanta, Georgia, has manufacturing facilities located throughout North America to provide industry-leading service to customers. For more information, visit www.ggc.com.

Forward-Looking Statements Disclaimer

This news release contains “forward-looking statements” as defined in, and subject to the safe harbor provisions of, the federal securities laws.  These forward looking statements relate to, among other things, our anticipated financial performance, prospects and our plans and objectives for future operations.  Forward-looking statements are based on management’s assumptions regarding, among other things, general economic and industry-specific business conditions and the continued execution of our long-term business strategy as a stand-alone public company, and actual results may be materially different.  Risks and uncertainties inherent in these assumptions include, but are not limited to, uncertainties regarding future actions that may be taken by Westlake in furtherance of its unsolicited proposal, future prices for our products, industry capacity levels for our products, raw materials and energy costs and availability, feedstock availability and prices, changes in governmental and environmental regulations, the adoption of new laws or regulations that may make it more difficult or expensive to operate our businesses or manufacture our products, our ability to generate sufficient cash flows from our business, future economic conditions in the specific industries to which our products are sold, global economic conditions, the effectiveness of certain previously disclosed and recently implemented changes to our internal control over financial reporting, our ability to successfully integrate and execute our business plans for acquisitions and other factors discussed in the Securities and Exchange Commission filings of Georgia Gulf Corporation from time to time, including our Annual Report on Form 10-K for the year ended December 31, 2010 and subsequent quarterly reports on Form 10-Q.

Contacts:

Investor Relations

Martin Jarosick, 770-395-4524

or

Arthur Crozier, Jennifer Shotwell or Scott Winter

Innisfree M&A Incorporated

212-750-5833

Media

Alan Chapple, 770-395-4538

chapplea@ggc.com

or

Matthew Sherman, Michael Freitag or Eric Bonach

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449